TBS INTERNATIONAL LIMITED & SUBSIDIARIES                EXHIBIT 10.6

[Letterhead of Commerzbank Global Shipping]

To: TBS International Limited Mr. Lawrence A Blatte Mr. Ferdinand V. Lepere 612 East Grassy Sprain Road Yonkers New York 10110 United States of America	From: Commerzbank AG Global Shipping Martin Hugger Ness 7 – 9 20457 Hamburg e-mail: martin.hugger@commerzbank.com March 2, 2009

Dear Fred and Larry,

We refer to the loan facility agreement dated May 28, 2008 made between yourselves as Borrowers and ourselves as Lenders in which we provide you with a facility of up to USD 12.5 Mio. (the "Facility Agreement") to refinance the m.v., "CARIBE MAIDEN". Words and expressions defined in the Facility Agreement have the same meaning when used in this letter.

By email dated February 17, 2009 you have asked for our approval of a prepayment of the following two scheduled instalments dated September 2009 and 2nd December 2009 of a total amount of USD 2.0 Mio.

We are pleased to inform you about our consent to your request. We hereby approve the following adjustment in relation to the Facility Agreement, subject to the following conditions which shall replace those outlined in clause 14.1 and 10.17 respectiviy of the Facility Agreement through December 31, 2009, which means that Me existing financial and LtV covenants will be waived through December 31, 2009 ("Waiver Period"):

>	Maintenance at all times of Minimum Liquidity (unrestricted cash and cash equivalents), tested monthly, of at least USD 40.0 Mio.

>
Maintenance on a quarterly basis (starling with a two quarter test for the quarter ending 6/30/09, building to a trailing four quarter test) of minimum EBITDA to Consolidated interest Charges for such trailing period (EBITDA definition will be amended in a manner to be agreed to address certain impairment charges) as set forth below:

6/30109	1.10:1.00
9/30/09	1.35:1.00
12/31/09	1.75:1.00
Margin increase to 3.00% p.a. for the duration of the Waiver Period

> Waiver fee of 0.5% flat on the outstanding loan amount of USD 6.5 Mio.

Please confirm your acceptance of the waiver terms and conditions set out in this letter by duly signing, dating and returning to us the enclosed duplicate, By your acceptance, this letter shall be deemed to be an integral part of the Facility Agreement.

Looking forward to hearing from you we remain with best regards

COMMERZBANK Aktiengesellschaft

        /s/  Martin Hugger                                                      /s/  Claas Ringleben
        Martin Hugger                    Claas Ringleben

TBS International Limited
/s/ Ferdinand V. Lepere
Ferdinand V. Lepere
Executive Vice President and
Chief Financial Officer